Exhibit 23.1

Report of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement of MarkWest Energy Partners, L.P., on Form S-3 (File No. 333-116680) of our report dated March 2, 2004, on our audits of the consolidated financial statements of American Central Eastern Texas Gas Company, Limited Partnership as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002, and 2001, which report is included in the Current Report on Form 8-K/A.

/s/ BKD, LLP

Tulsa, Oklahoma

September 10, 2004